Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Tallgrass Energy GP, LP of our report dated February 13, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in Tallgrass Energy Partners, LP’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 30, 2018